Registration Statement No. 333-271439

Filed Pursuant to Rule 424(b)(1)

Prospectus Supplement

(To Prospectus dated November 10, 2023)

Ludwig Enterprises, Inc.

47,000,000 Shares of Common Stock

A Registration Statement on Form S-1 of Ludwig Enterprises, Inc. relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective November 8, 2023.

This Prospectus Supplement covers a change in the offering price of the shares offered from $0.50 to $0.40 per share. This change affects only the dilution and gross proceeds.

Prospectus Supplement dated August 27, 2024.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents set forth below that have been previously filed with the SEC as well as any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2023;
•	our Quarterly Report on Form 10-Q for the six months ended June 30, 2024; and
•	any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering. To obtain copies of these filings, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. For example, statements regarding the potential future impact of regulatory clearance of our products on our business and results of operations are forward-looking statements. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus supplement and in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K under the heading “Risk Factors,” which are incorporated herein by reference. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

In addition, you may also request a copy of these filings, at no cost, by writing or telephoning us at: Ludwig Enterprises, Inc., 1749 Victorian Avenue, #C-350, Sparks, Nevada 89431; our telephone number is (954) 908-3366.

We have filed with the SEC a registration statement on Form S-1 relating to the shares of common stock covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet web site listed above.